UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2015

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth under Item 5.02 is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement

The information set forth under Item 5.02 is incorporated by reference herein.

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 6, 2015, Stanley H. Ryan has been appointed to serve as Chief Executive Officer of Eagle Bulk Shipping Inc. (the "Company").  Concurrently with Mr. Ryan's appointment as Chief Executive Officer, Mr. Ryan has resigned from the audit committee of the Company's Board of Directors (the "Board"), and the Board has appointed Bart Veldhuizen, a director of the Company, to the audit committee of the Board. Effective March 6, 2015, Randee E. Day has resigned from her position as interim President of the Company.  Ms. Day will continue to serve as a director of the Company and, concurrently with her resignation as interim President of the Company, the Board has appointed Ms. Day to the audit and nominating and corporate governance committees of the Board.

Mr. Ryan, age 53, has been a member of the Board since completion of the Company's restructuring in October 2014 and will continue to serve on the Board. Mr. Ryan was most recently a Corporate Platform Leader at Cargill Inc. based out of Shanghai, China from January 2011 through June 2014. Mr. Ryan was a global co-leader of Cargill's Agricultural Supply Chain businesses and also served as a member of the company's global Corporate Center. Mr. Ryan joined Cargill in 1989 at the company's global headquarters in Minneapolis, MN as an analyst in the Strategy and Business Development department and was later promoted to General Manager of Cargill's oilseed operations in Sydney, Ohio. In August 1995, Mr. Ryan was appointed the General Manager of Cargill's Venezuela Refined Oils business, stationed in Caracas, Venezuela. He subsequently became the General Manager of Cargill's Brazil Refined Oils business unit in January 1998 and resided in Sao Paulo, Brazil. Mr. Ryan then served as President of Cargill's North American Dressings, Sauces and Oils business in Minneapolis, MN starting in January 1999 through May 2006. From June 2006 to May 2010, Mr. Ryan was the President/Managing Director of Cargill Refined Oils Europe, based out of Schiedam, The Netherlands. For the balance of 2010, Mr. Ryan served as the President/Managing Director of Cargill Foods Australia/New Zealand. Mr. Ryan earned two master's degrees, an MA in international relations and a MBA, from the University of Chicago in 1989, and he received his bachelor's degree in economics from the University of Notre Dame in 1984.  Mr. Ryan's appointment of Chief Executive Officer of the Company is on an interim basis.

There are no family relationships between Mr. Ryan and any executive officer of the Company or member of the Board. Other than as set forth below, there are no transactions or any currently proposed transaction in which the Company was or is to be a party and the amount involved exceeds $120,000, and in which Mr. Ryan had or will have a direct or indirect material interest.

For the duration of his tenure as Chief Executive Officer of the Company, the Company will pay Mr. Ryan a monthly salary of $50,000.

Effective March 9, 2015, Sophocles N. Zoullas, Chief Executive Officer of the Company, resigned from all positions that he holds or has ever held with the Company and its subsidiaries, including, without limitation, as a member of the Board.   In connection with Mr. Zoullas's resignation, on March 9, 2015, the Company, a subsidiary of the Company and Mr. Zoullas entered into a Separation Agreement and General Release (the "Separation Agreement") that, subject to certain terms and conditions with respect to clauses (ii) and (iii) below, among other things, provides Mr. Zoullas with (i) a lump sum payment consisting of all unpaid salary and accrued unused vacation pay, (ii) the vesting of 270,270 restricted shares of common stock of the Company previously granted to Mr. Zoullas pursuant to a Restricted Stock Award Agreement, dated as of October 15, 2014, and the Company's 2014 Equity Incentive Plan and (iii) the Company's waiver of Mr. Zoullas's obligations pursuant to the covenant related to non-competition set forth in the Employment Agreement, dated October 15, 2014 (the "Employment Agreement"), among the parties to the Separation Agreement.  Any and all other equity awards previously granted by the Company to Mr. Zoullas, including, without limitation, pursuant to those certain Option Award Agreements, dated as of October 15, 2014, between the Company and Mr. Zoullas shall be canceled without consideration pursuant to the Separation Agreement.  Additionally, the Employment Agreement is terminated effective March 9, 2015 in accordance with the Separation Agreement and subject to the survival of certain provisions of the Employment Agreement (including the covenant related to non-solicitation set forth in the Employment Agreement).  The Separation Agreement also includes mutual general releases and a covenant related to mutual non-disparagement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: March 9, 2015	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer